Exhibit 10.1

CERTAIN INFORMATION IN THIS DOCUMENT (INDICATED BY [***]) HAS BEEN OMITTED FROM THIS FILING BECAUSE IT IS NOT MATERAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

October 22, 2025

Escalon Medical GROUP

as Seller

Optos PLC

as Buyer

ASSET PURCHASE

AGREEMENT

Re AXIS

This asset purchase agreement is made on October 22, 2025

Between

(1)	Escalon Medical Corp, incorporated and registered in Pennsylvania, United States of America, having its principal place of business at 435 Devon Park Drive, Suite 824, Wayne, PA 19087, United States (Seller); and

(2)	Optos Public Limited Company, incorporated and registered in Scotland with company number SC139953, whose registered office is at Queensferry House, Carnegie Campus, Dunfermline, Fife, KY11 8GR (Buyer).

It is agreed

1	Definitions and interpretation

1.1	The following definitions and rules of interpretation apply in this agreement:

Affiliate means, with respect to a party, any entity that directly or indirectly controls, is controlled by, or is under common control with that party.

Ancillary Agreement means any agreement expressly referred to in this agreement which the Buyer and Seller will enter into pursuant to this agreement and on or following the Closing Date.

AXIS means the AXIS™ PACS Image Management System computer program, as it exists on the Closing Date, including without limitation AXIS user interfaces, databases and APIs (including as specified in Annex 1 to this agreement).

AXIS Source Code means the source code and full code base of AXIS (including as specified in Annex 1 to this agreement).

Business Day means a day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.

Business Hours means the period from 9.00 am to 5.00 pm on any Business Day.

Closing means satisfaction of the conditions for payment of the Fees, Instalment 2, as set out in section 3.1 and ” Closing Date” shall mean the date on which the last of the conditions are satisfied and agreement is signed, and is intended to be within 30 days from signing of Summary of Key Terms.

Development Partner means [***].

Effective Date means the date of this agreement.

day means a period of 24 consecutive hours ending at 12.00 midnight.

Enhancement means any enhancement, improvement, update, modification or derivative work in respect of AXIS (and therefore AXIS Source Code) that is made, devised, discovered or otherwise acquired by any party after the date of Closing.

Fees has the meaning given in section 3.1.

Good Industry Practice means the exercise of that degree of skill, diligence, prudence, and foresight which would reasonably and ordinarily be expected from an ordinarily skilled and ordinarily experienced operator engaged in the same type of undertaking under the same or similar circumstances. This includes, but is not limited to, the use of practices, methods, and procedures required by and conforming to the law and exercising care and skill in accordance with generally recognised commercial practices in the IT industry and taking into account the usual resources, methods and procedures used by the relevant party in undertaking the same or similar endeavours. It also involves the adoption of technology, equipment, and techniques that are generally accepted in the industry by operators with similar budgets and resources and under the same or similar circumstances as being reliable and effective. Notwithstanding the foregoing, Good Industry Practice shall not require compliance with standards or certifications that are not required by applicable law (such as, e.g., HITRUST).

Group means, in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company.

Intellectual Property Rights means patents, utility models, rights to inventions, copyright and neighbouring and related rights, trademarks and service marks, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Buyer Enhancements means Enhancements developed by or on behalf of Buyer.

Seller’s Trade Name means all registered and unregistered trademarks (or equivalent Intellectual Property Rights) in the trade name “Sonomed Escalon” (or any variations thereof) which are owned by Seller.

Materials means all documentation and information (in whatever form) required to enable Buyer to use and create Enhancements in respect of AXIS and the AXIS Source Code or to otherwise allow Buyer to benefit fully from the rights granted to it under this agreement including without limitation all existing development records, relevant agreements with third party licensors or providers, internal procedures, customer-facing guidance documents, any internal or external implementation documents, regulatory documentation, and any other related and documented information relating to AXIS.

Open Source Software or OSS means any software, firmware, data, font, documentation or content (collectively, “OS Content”) licensed under terms that, as a condition of use, copying, modification and/or redistribution either: (i) require such OS Content (and/or any derivative works thereof) to be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or distributed as free software, open source software or under a similar licensing and/or distribution model, or (ii) require that such OS Content (and/or any derivative works thereof) be accompanied by a copy of, or expressly state they are licensed under, their original license terms.

Purchased Assets means all assets subsisting in AXIS, including the AXIS Source Code (and corresponding object code), Materials, and all Intellectual Property Rights subsisting in the foregoing, which shall include (to avoid any doubt) trade mark rights and other Intellectual Property Rights subsisting in the “AXIS” name and brand. Excluded from the “Purchased Assets” are the Seller’s Trade Name and Intellectual Property Rights of third parties to Third-Party Components included in or with AXIS, the AXIS Source Code and the Materials.

Summary of Key Terms means the term sheet entered into by the parties and dated 15 August 2025.

Third-Party Component(s) means any components, including software programs, libraries, header files, utilities, plug-ins, codecs, fonts, data, content, API’s, specifications or documentation in any form, that: (i) are Open Source Software, (ii) require Buyer as a condition of use, copying, modification and/or distribution of such materials to agree to alternative or supplementary terms with or as required by a third party, or (iii) are sourced by Buyer from a third party, or for Buyer by a third party.

Vulnerability means a weakness in the computational logic (for example, code) found in software and hardware components that, when exploited, results in a material negative impact to confidentiality, integrity, or availability, and the term Vulnerabilities shall be interpreted accordingly.

1.2	Section, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.4	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006.

1.5	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.6	This agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors and permitted assigns, and references to any party shall include that party’s personal representatives, successors and permitted assigns.

1.7	Unless expressly provided otherwise in this agreement, a reference to legislation or a legislative provision is a reference to it as amended, extended or re-enacted from time to time.

1.8	Unless expressly provided otherwise in this agreement, a reference to legislation or a legislative provision shall include all subordinate legislation made from time to time under that legislation or legislative provision.

1.9	A reference to writing or written includes email.

1.10	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.11	A reference to this agreement or to any other agreement or document is a reference to this agreement or such other agreement or document, in each case as varied from time to time.

1.12	Any words following the terms including, include, in particular, for example or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms.

2	Completion of Diligence and Conditions of Closing

2.1	Obligations of Seller. Closing shall be subject to the satisfaction by Seller or waiver (by Buyer) of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Seller set forth in Section 10 shall be true and correct as of the date which would otherwise be deemed to be the Closing Date under this agreement as though made on and as of such Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date and (ii) for breaches and inaccuracies the effect of which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on a party’s ability to execute, deliver or perform this agreement or to timely consummate the transactions contemplated hereby or thereby(“Material Adverse Effect”).

(b)	Performance of Obligations of Seller. Seller shall have performed or caused to be performed in all material respects all covenants that are required to be performed by it at or prior to the Closing Date.

(c)	Officer’s Certificate. Buyer shall have received from Seller a certificate of an authorized senior officer of Seller certifying that the conditions set forth in Section 2.1(a) and Section 2.1(b) have been satisfied.

(d)	Deliverables. Promptly following the Effective Date, to the extent not already provided following execution of the Summary of Key Terms, Seller shall deliver to Buyer a complete copy of the AXIS Source Code, together with a copy of the Materials, which already exist in Seller’s possession, custody, or control and which are reasonably necessary or which are otherwise appropriate, in Seller’s reasonable opinion, to enable Buyer to use the AXIS Source Code as it wishes in its business, as owner of the AXIS Source Code. To the extent not already provided as part of due diligence, Seller shall also provide documentation identifying all Third-Party Components (including Open Source Software) included in or with the AXIS Source Code and Materials. Upon request by Buyer, Seller shall also arrange to install the version of AXIS on Buyer’s equipment as reasonably directed by the Buyer. It is acknowledged by the Parties that the AXIS Source Code may be delivered by the Development Partner. Therefore “Delivery” of the AXIS Source Code and Materials shall be deemed to be complete upon delivery of written certification from both Seller and the Development Partner (if and as applicable) to Buyer, made acting reasonably and in good faith, that all of: (1) the AXIS Source Code and Materials; and (2) details of Third-Party Components required to be delivered under this section have been delivered to Buyer. The parties acknowledge and agree that after Delivery of the AXIS Source Code and Materials to Buyer, Seller and its Development Partner may retain and use the AXIS Source Code and Materials only for the purposes of and subject to the terms and conditions of the license agreements contemplated by Section 4. Seller shall ensure that the Development Partner does not otherwise possess or make use of the AXIS Source Code and Materials.

2.2	To avoid any doubt, payment of the sums in Section 3.1 shall not preclude Buyer from asserting that the AXIS Source Code and Materials and/or details of Third-Party Components have not been provided in full, as required under Section 2.1. In the event that Buyer makes such an assertion, Seller shall investigate such assertion promptly, acting reasonably and in good faith. Seller shall advise Buyer of the outcome of such investigation and shall ensure that any AXIS Source Code and Materials and/or details of Third-Party Components which have not yet been delivered, are delivered promptly and in full. In the event that Buyer disagrees with the outcome of Seller’s investigation, the parties shall appoint an independent expert to investigate and determine the matter. The expert shall be appointed by the parties, acting reasonably and in good faith and the determination of the expert shall be final.

2.3	Obligations of Buyer. Closing shall be subject to the satisfaction by Buyer or waiver (by Seller) of each of the following conditions:

(a)	The parties acknowledge and agree that Buyer has conducted and completed the due diligence contemplated by Section 7 of the parties’ Summary of Key Terms.

(b)	Representations and Warranties. The representations and warranties of Buyer set forth in Section 10 of this agreement shall be true and correct as of the date which would otherwise be deemed to be the Closing Date under this agreement as though made on and as of such Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date and (ii) for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Material Adverse Effect.

(c)	Performance of Obligations of Buyer. Buyer shall have performed in all material respects all covenants that are required to be performed by it under this agreement at or prior to the Closing Date.

(d)	Officer’s Certificate. Seller shall have received from Buyer a certificate of an authorized senior officer of Buyer certifying that the conditions set forth in Section 2.3(b) and Section 2.3(c) have been satisfied.

(e)	Deliverables. Seller shall have received from Buyer the Instalment 2 payment and software licence agreements executed by Buyer for the Seller’s licence to PACS Applications and licence to Ultrasound Applications, as contemplated by Section 4.1 and Section 4.3.

2.4	Upon Closing (and therefore satisfaction of the matters set out in Sections 2.1 and 2.3) all right, title and interest in the Purchased Assets shall vest absolutely in Buyer. To avoid any doubt the Intellectual Property Rights of third parties to Third Party Components and in particular: (a) Dual Align i2k for retinal imaging montage and overlay functionality; and (b) Leadtools for DICOM file handling and image rendering functionality, do not form part of the Purchased Assets and no licence to make use of the same shall transfer under this agreement.

3	Fees

3.1	The milestone payments shall be a total of three million US dollars (3,000,000 USD), payable by Buyer to Seller in four instalments, conditional upon satisfaction of all the condition(s) associated with the relevant instalment as follows (and without any chronological requirement that an earlier instalment must be paid before a subsequent instalment may be paid):

Instalment Name	Instalment Value (USD)	Condition(s)
Instalment 1	25,000	Signature of the Summary of Key Terms (the parties acknowledge that this condition has been met and Seller acknowledges receipt in full of Instalment 1).
Instalment 2	1,000,000	Execution and delivery of this agreement by both parties and satisfaction of Obligations of Seller in accordance with Section 2.1.
Instalment 3	1,000,000	Completion of the transfer of the AXIS Source Code and Materials and know-how in accordance with Section 5, confirmed by Buyer in writing (such confirmation not to be unreasonably withheld or delayed). The parties expect such completion to occur within two (2) months following the Effective Date.
Instalment 4	975,000	Buyer incorporating minor modifications to the AXIS Source Code requested by Buyer (which shall be deemed to be Buyer Enhancements), minimally sufficient to establish that Buyer can modify, compile, install and execute AXIS successfully independently of Seller, confirmed by Buyer in writing (such confirmation not to be unreasonably withheld or delayed). The parties expect such completion to occur within two (2) months following the Effective Date.

(all of the instalments together are the “Fees”).

3.2	Seller shall be entitled to issue an invoice for an instalment of the Fees only once all the conditions relating to that instalment have been completed in full. Each instalment of the Fees shall become payable on Seller issuing a valid invoice to Buyer in respect of each instalment. Seller shall refer to this agreement in each invoice and each invoice shall be in a form reasonably required by Buyer. If Buyer wishes to dispute any invoice, it shall promptly notify Seller, and the parties shall negotiate in good faith to resolve the dispute. Notwithstanding anything to the contrary in this section or otherwise in this agreement, if Seller has, in fact, provided the AXIS Source Code to Buyer as required by Section 2.1 (including certification by Seller and the Development Partner (if and as applicable)), Buyer shall timely make payment of the amount of the invoice for Instalment 2 notwithstanding any pending dispute regarding the invoice. The relevant sum of any other invoice after the invoice for Instalment 2 shall not be payable until a valid undisputed invoice is received by Buyer. Such payment terms are without prejudice to any rights or remedies a party may have in connection with any dispute, including any claim for damages arising out of Section 2.1.

3.3	The Buyer shall pay invoice for Instalment 2 promptly upon satisfaction of the conditions in Section 2.1. The Buyer shall pay each other undisputed invoiced instalment of the Fees within thirty (30) days from receipt of the relevant invoice. All sums payable under this agreement shall be paid in US dollars to the credit of a bank account to be designated in writing by Seller and shall not be refundable or returnable, in whole or in part, for any reason (without prejudice to any claims for damages).

3.4	Other than the Fees and the sums payable (if any) under Section 5.2(b), no other sums of any kind, including without limitation royalties, shall be payable by Buyer in respect of the sale of the Purchased Assets or the performance by Seller of its obligations under this agreement.

4	Licence of Source Code and Licensed Rights

4.1	Licence for PACS Applications. With effect from Closing, Buyer shall grant Seller a fully paid-up interim non-exclusive license to the Purchased Assets for the sole purpose of Seller fulfilling its existing obligations to its existing customers (as at the Closing Date) in connection with Seller’s PACS business for up to twelve (12) months after Closing (extendable by mutual agreement of the parties) (“Transition Period”), which interim license shall be non-transferrable and non-sublicensable without Buyer’s prior written permission. The foregoing licence is subject to Buyer and Seller entering into the agreed form of licence specified in Annex 2 (if any) or otherwise reasonable and appropriate terms for such licence, acceptable to both parties. To avoid any doubt the licence shall not become effective unless and until such licence is entered into.

4.2	During the Transition Period, Buyer will make available to Seller reasonable access to personnel maintaining and developing the AXIS Source Code as required by Seller to support its AXIS PACS business, including bug fixes, modest feature requests, and troubleshooting. Such services will be billable to Seller by Buyer on an hourly basis at a rate of USD 175 per hour, with invoices being generated at the end of each month with net 30-day payment terms.

4.3	Licence for Ultrasound Applications. Buyer shall grant Seller with a fully paid-up non-exclusive, perpetual license to the Purchased Assets for sole use with Seller’s ultrasound technology, which perpetual license shall be transferable by Seller to a new entity should there be a change of control of Seller but not otherwise. The foregoing licence is subject to Buyer and Seller entering into the agreed form of licence specified in Annex 2 (if any) or otherwise reasonable and appropriate terms for such licence, acceptable to both parties. To avoid any doubt the licence shall not become effective unless and until such licence is entered into.

4.4	The parties agree that the licences in Sections 4.1 and 4.3 are an important aspect of the transaction effected by this agreement and the licence terms shall be in place as of the Closing Date.

5	Know-How Transfer

5.1	Seller shall, at its own cost and subject to Section 5.2, from Closing to the date falling forty-five (45) days after the Closing Date:

(a)	make available to Buyer any know-how relating to AXIS, the AXIS Source Code and the Materials which is reasonably requested by Buyer and reasonably available to Seller from time to time during the period; and

(b)	make available to Buyer appropriately qualified, skilled, experienced and knowledgeable personnel to provide technical and support services to Buyer in connection with the functionality, implementation and other know-how relating to AXIS and the AXIS Source Code as requested by Buyer from time to time.

5.2	The support to be provided pursuant to Section 5.1(b) shall:

(a)	for the first forty (40) hours of such support, be provided without cost to Buyer;

(b)	thereafter, be charged at Seller’s hourly rate of USD 175 per hour;

(c)	be provided promptly and in accordance with Good Industry Practice.

5.3	The Seller undertakes that any Materials or know-how supplied to Buyer pursuant to Section 5 shall in all material respects be complete, accurate, and up to date as at the time such Materials or know-how are supplied.

5.4	Any provision of AXIS Source Code and know-how transfer support by Seller beyond the limits set out in Section 5.1 shall be as agreed between parties.

6	Development Partner/Seller Relevant Employees

6.1	The parties acknowledge that it is the intention of Buyer to recruit current employees of Seller and/or the Development Partner who are familiar with AXIS, which includes one (1) senior software developer/manager and one (1) software developer. Seller shall, and shall use all reasonable endeavours to ensure that the Development Partner shall, provide any required release from non-compete or other recruitment restrictions to enable such employment of the relevant individuals by Buyer. Any transfer to and employment of such individuals by Buyer is subject to such individual’s acceptance of Buyer’s employment offers and completion (to Buyer’s sole satisfaction) of Buyer’s recruitment processes.

7	Intellectual Property Rights

7.1	Unless expressly set out in this agreement or agreed otherwise, any Intellectual Property Rights used or disclosed in connection with this agreement or its subject matter shall remain the exclusive property of the party owning them or, where applicable, the third party from whom its right to use such Intellectual Property Rights has derived.

7.2	Unless otherwise expressly agreed, all right, title and interest in and to any Intellectual Property Rights in Enhancements shall, as between the Seller and the Buyer, vest in the party creating or acquiring such rights.

7.3	Neither party shall be obliged to disclose, sell, license or otherwise grant to or inform the other party of any Enhancement which it makes, devises, discovers or otherwise acquires after Closing.

7.4	Seller undertakes to defend Buyer from and against any claim or action asserted by a third party that the possession, use, development, modification or maintenance of the version of the AXIS Source Code and/or the Materials (or any part thereof) provided by Seller under this agreement (without regard to any further Enhancements) (collectively, As-Delivered Code and Materials), infringes the Intellectual Property Rights of such third party (Claim) and shall fully indemnify and hold harmless Buyer from and against any losses, damages, costs (including all legal fees) and expenses incurred by or awarded against Buyer as a result of or in connection with any such Claim; provided that Seller will have no obligation of indemnity or defense, and no liability, under this section in respect of: (i) any infringement arising from: (a) the combination of the As-Delivered Code and Materials with other products not supplied by Seller if such infringement would not have occurred but for such combination, or (b) any modification of the As-Delivered Code and Materials by or for Buyer if such infringement would not have occurred but for such modification.

8	Confidentiality

8.1	For the purposes of this section 8:

(a)	Confidential Information means all confidential information (however recorded or preserved) disclosed by either party (the Disclosing Party) or its Representatives to the other party (the Receiving Party) and its Representatives, whether before or after the Effective Date, which is explicitly identified as or by its nature should reasonably be considered confidential or proprietary information. For the avoidance of doubt, Buyer’s Confidential Information following Closing shall include the AXIS Source Code, Materials, and know-how provided by Seller to Buyer under this agreement (including under section 5).

(b)	Representatives means, in relation to a party, its employees, officers, contractors, subcontractors, representatives and advisers.

8.2	The provisions of this section shall not apply to any Confidential Information that:

(a)	is or becomes generally available to the public (other than as a result of its disclosure by the Receiving Party or its Representatives in breach of this section);

(b)	was available to the Receiving Party on a non-confidential basis before disclosure by the Disclosing Party;

(c)	was, is or becomes available to the Receiving Party on a non-confidential basis from a person who, to the Receiving Party’s knowledge, is not bound by a confidentiality agreement with the Disclosing Party or otherwise prohibited from disclosing the information to the Receiving Party;

(d)	the parties agree in writing is not confidential or may be disclosed; or

(e)	is developed by or for the Receiving Party independently of the information disclosed by the Disclosing Party.

8.3	The Receiving Party shall keep the Disclosing Party’s Confidential Information secret and confidential and shall not:

(a)	use such Confidential Information except for the purpose of exercising or performing its rights and obligations under or in connection with this agreement (Permitted Purpose); or

(b)	disclose such Confidential Information in whole or in part to any third party, except for the Permitted Purpose or as otherwise expressly permitted by this Section 8.

8.4	The Receiving Party may disclose the Confidential Information to those of its Representatives who need to know such Confidential Information for the Permitted Purpose, provided that:

(a)	it informs such Representatives of the confidential nature of the Confidential Information before disclosure; and

(b)	it procures that its Representatives shall, in relation to any Confidential Information disclosed to them, comply with the obligations set out in this section as if they were a party to this agreement, and at all times, it is liable for the failure of any Representatives to comply with the obligations set out in this section.

8.5	The Receiving Party may disclose Confidential Information to the extent such Confidential Information is required to be disclosed by law, by any governmental or other regulatory authority or by a court or other authority of competent jurisdiction provided that, to the extent it is legally permitted to do so, it gives the Disclosing Party as much notice of such disclosure as possible.

8.6	On termination of this agreement (as provided in Section 13), the Receiving Party shall:

(a)	destroy or return to the Disclosing Party all documents and materials (and any copies) containing, reflecting, incorporating or based on the Disclosing Party’s Confidential Information;

(b)	erase all the Disclosing Party’s Confidential Information from computer and communications systems and devices used by it, including such systems and data storage services provided by third parties (to the extent technically and legally practicable); and

(c)	certify in writing to the Disclosing Party that it has complied with the requirements of this section, provided that the Receiving Party may retain documents and materials containing, reflecting, incorporating or based on the Disclosing Party’s Confidential Information to the extent required by law or any applicable governmental or regulatory authority; provided, however, in recognition of the nature of the transfer of the Purchased Assets under this agreement, following the date of Closing Buyer shall not be required to destroy, return, or erase the AXIS Source Code, Materials, or know-how provided by Seller to Buyer under this agreement (including under Section 5).

9	Moral rights

9.1	Seller waives absolutely its moral rights arising under the Copyright, Designs and Patents Act 1988 in relation to AXIS, the AXIS Source Code and the Materials and, so far as is legally possible, any broadly equivalent rights it may have in any territory of the world. Seller represents and warrants that all other authors of the Materials have waived absolutely all their such rights in relation to AXIS, AXIS Source Code and the Materials.

10	Warranties

10.1	Seller hereby represents and warrants to Buyer as follows:

(a)	Organization and Qualification. Seller is duly organized and is validly existing and in good standing (to the extent such a concept exists under its jurisdiction of organization) under the laws of its jurisdiction of organization. Seller has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)	Corporate Authorization. Seller has sufficient power and authority to execute and deliver this agreement and each of the Ancillary Agreements to which it is (or will be) a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this agreement and each of the Ancillary Agreements to which it is (or will be) a party has been duly and validly authorized by Seller and no additional corporate authorization or consent by Seller is required in connection therewith.

(c)	Binding Effect. This agreement and each Ancillary Agreement to which it is or will become a party to constitutes, or will constitute, as applicable, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(d)	Purchased Assets and Intellectual Property.

(i)	Seller has the right to sell, assign, transfer and convey to Buyer all right, title and interest in and to the Purchased Assets free from encumbrances, securities and third party interests;

(ii)	Seller is the exclusive owner of the Purchased Assets; and

(iii)	The Intellectual Property Rights in the Purchased Assets are, to the knowledge of Seller, valid and subsisting and there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of any of such Intellectual Property Rights in the Purchased Assets, and, to the knowledge of Seller, there is no circumstance that would give rise to any of the foregoing;

(e)	Except with respect to Open Source Software included with the Purchased Assets:

(i)	the only material Third-Party Components required for the Purchased Assets to function substantially in accordance with their documentation as the As-Delivered Code and Materials is provided by Seller to Buyer (i.e., without any Enhancements) and that require a license from a third party are (a) Dual Align i2k for retinal imaging montage and overlay functionality; and (b) Leadtools for DICOM file handling and image rendering functionality; and

(ii)	Seller will provide for Buyer (or Buyer’s designee) to receive such required third-party licenses to Dual Align and Leadtools for purposes of development of Enhancements to the AXIS Source Code; and

(iii)	exploitation of the AXIS Source Code and exploitation of the Materials (including the creation of Enhancements by or on behalf of the Buyer), which to avoid any doubt shall include the creation, development, sale, distribution and other commercialization whatsoever of software products in the field of Ophthalmology based on the AXIS Source Code (and making use of some or all of the functionality of the AXIS) (“Exploitation”), shall not require any license of third party Intellectual Property Rights other than a license of: (a) the Dual Align i2k for retinal imaging montage and overlay; or (b) Leadtools for DICOM file handling and image rendering;

(f)	To the knowledge of Seller, Exploitation (as and to the extent provided in (e) above) of the Source Code of the Purchased Assets by Buyer will not infringe the Intellectual Property Rights (or any other rights) of any third party.

(g)	The licence granted in respect of the Purchased Assets to Modernizing Medicine Inc. shall not restrict or otherwise have an adverse effect on the sale to and ownership and use by the Buyer of the Purchased Assets under this agreement and Modernizing Medicine Inc. has not created any products making use of the AXIS Source Code or enhancements to or derivatives from the AXIS Source Code that would impede or otherwise restrict Buyer’s freedom to Exploit (as and to the extent provided in (e) above) AXIS and the AXIS Source Code for any purpose connected with Buyer’s business.

10.2	Buyer hereby represents and warrants to Seller as follows:

(a)	Organization and Qualification. Buyer is duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of organization. Buyer has all requisite corporate (or similar entity) power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)	Corporate Authorization. Buyer has sufficient corporate power and authority to execute and deliver this agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized by Buyer and no additional corporate (or similar entity) authorization or consent by Buyer is required in connection therewith.

(c)	Binding Effect. This agreement and each Ancillary Agreement to which it is or will become a party constitutes, or will constitute, as applicable, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(d)	Financial Ability. Buyer has access to immediately available funds sufficient to consummate the transactions contemplated hereby, and to pay the Fees, under this agreement.

(e)	No Implied Representations and Warranties.

(i)	Buyer acknowledges that the representations and warranties of Seller contained in this agreement and the Ancillary Agreements (and any updates thereto) constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature expressed or implied, are specifically disclaimed by Buyer.

(ii)	Buyer acknowledges and agrees that it (i) has had the opportunity to make its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Purchased Assets; and (ii) has been furnished with or given adequate access to such information about the Purchased Assets.

10.3	Seller acknowledges that Buyer has entered into this agreement in reliance upon representations made by Seller with respect to the specification, functionality and performance of AXIS (and the AXIS Source Code). Accordingly, Seller warrants and represents that:

(a)	AXIS (and the AXIS Source Code) will conform in all material respects to the information provided by, and the representations made by, Seller (including its authorized representatives and employees) with respect to its specification, functionality and performance (whether detailed in Annex 1 to this agreement or provided prior to or following execution of this agreement);

(b)	Seller has taken all reasonable steps to ensure that AXIS and the media on which the AXIS Source Code is delivered are free from Vulnerabilities, viruses, other malicious code, faults and defects and to the best of Seller’s knowledge AXIS and the media on which the AXIS Source Code is delivered are free for the foregoing; and

(c)	it has not included or used any software licensed under the General Public Licence or any similar licence containing a “copyleft” requirement (Restrictive Open Source Code) in, or in the development of, the AXIS Source Code, nor does AXIS operate in such a way that it is compiled with or linked to any Restrictive Open Source Code. Without prejudice to the foregoing, no open-source software (meeting the Open Source Initiative’s open source definition from time to time) has been included or used in, or in the development of, any element of the AXIS Source Code in contravention of its applicable licence terms, no third party is asserting any such contravention and there are no circumstances which would give rise to such an assertion in future.

10.4	If within a reasonable period after the Effective Date Buyer notifies Seller of any defect or fault in AXIS (and the AXIS Source Code) in consequence of which it fails to conform to any of the warranties in Section 10, Seller shall take such steps as required to ensure that AXIS (and the AXIS Source Code) complies with the warranties, at Seller’s own cost, as soon as reasonably practicable and to Buyer’s reasonable satisfaction (confirmation of which shall not be unreasonably withheld or delayed).

10.5	Buyer acknowledges that Third-Party Components (including Open Source Software) may be embedded in or bundled with AXIS, the AXIS Source Code, and/or the Materials, as identified by Seller to Buyer. Buyer acknowledges and agrees that: (i) use of Open Source Software is expressly subject to the terms of any applicable Open Source Software license(s), (ii) this agreement does not limit Buyer’s rights under, or grant Buyer rights that supersede, the terms of such Open Source Software license(s), (iii) Seller will have no liability under the terms of this agreement in respect of any Third-Party Components, including under the provisions of this Section 10. Buyer is entitled to receive a copy of, distribute and/or modify any Open Source Software in accordance with the applicable Open Source Software license terms. If the Open Source Software license terms require the distribution of Open Source Software source code, then, if Seller has not already provided the required source code, Seller will provide the required source code upon receipt of a written request.

10.6	Disclaimers and Limitations of Liability

(a)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AXIS, THE AXIS SOURCE CODE AND THE MATERIALS AND ALL SERVICES ARE PROVIDED “AS IS” AND WITHOUT REPRESENTATION, WARRANTY, UPGRADES, OR SUPPORT OF ANY KIND BY SELLER. SELLER AND SELLER’S AFFILIATES, THIRD-PARTY LICENSOR(S) AND SUPPLIER(S) (COLLECTIVELY REFERRED TO AS “SELLER” FOR THE PURPOSES OF THIS SECTION 10.6) EXPRESSLY DISCLAIM ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS, WHETHER ORAL, WRITTEN, EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, OF SATISFACTORY QUALITY, OR OF FITNESS FOR A PARTICULAR PURPOSE. SELLER DOES NOT WARRANT THAT AXIS, THE AXIS SOURCE CODE OR THE MATERIALS WILL MEET BUYER’S REQUIREMENTS, THAT THEIR OPERATION WILL BE UNINTERRUPTED OR ERROR-FREE, THAT ALL DEFECTS ARE CAPABLE OF BEING CORRECTED, OR THAT AXIS, THE AXIS SOURCE CODE OR THE MATERIALS WILL BE COMPATIBLE WITH FUTURE SELLER OFFERINGS. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY SELLER OR A SELLER REPRESENTATIVE WILL CREATE A REPRESENTATION, WARRANTY, OR CONDITION UNDER THIS AGREEMENT.

(b)	Subject to Section 10.6(d), the total aggregate liability of either party to the other in respect of any claims, whether in contract, tort (including negligence of any degree and strict liability) or otherwise arising out of, connected with, or resulting from the development, licensing, delivery, sub-licensing, repair, replacement or use of AXIS, the AXIS Source Code, the Materials, or any Third-Party Component shall not exceed the amount paid under this agreement. Notwithstanding the foregoing, in respect of claims for breaches of Section 8 (Confidentiality), breaches by Seller of warranties and representations in Section 10.1 (Warranties), the total aggregate liability of either party to the other in respect of any such claims shall not exceed five million US Dollars ($5,000,000).

(c)	Subject to Section 10.6(d), IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT, (INCLUDING NEGLIGENCE OF ANY DEGREE, STRICT LIABILITY OR PATENT INFRINGEMENT) OR OTHERWISE, SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF PROFIT OR REVENUES, LOSS OF USE, COST OF CAPITAL, COST OF SUBSTITUTE GOODS, FACILITIES, SERVICES OR REPLACEMENT POWER, DOWNTIME COSTS OR FOR ANY SPECIAL, PROXIMATE, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES.

(d)	Nothing in this Section 10.6 shall exclude or limit liability for a party’s indemnification obligations, fraud, fraudulent misrepresentation, wilful breach of this agreement or any matter which cannot be excluded or limited as a matter of applicable law.

11	Assignment and other dealings

11.1	Seller may at any time and without prior consent from Buyer assign or transfer all of its rights and obligations under this agreement to a then-present organizational affiliate or to a successor to Seller (whether by merger, assignment of assets, or otherwise) provided always that: (1) no such assignment or transfer will take place prior to completion of all conditions required for the payment of Instalment 3 above; and (2) any assignee or transferee shall be bound by and shall have provided Buyer with a written undertaking to be bound by and abide by the rights granted to Buyer and other obligations of Seller under this agreement. Buyer may at any time assign or transfer all of its rights and obligations under this agreement to a then-present organizational affiliate. Otherwise neither party may assign, transfer, mortgage, charge or deal in any other manner with any or all of its rights and obligations under this agreement without the prior written consent of the other party (not to be unreasonably withheld or delayed).

12	Covenants

12.1	Efforts to Consummate. Subject to the terms and conditions set forth in this agreement, Buyer and Seller shall use, and shall cause their respective group companies to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, or reasonably advisable on its part under this agreement and the Ancillary Agreements and applicable law to satisfy the conditions to Closing, and to consummate and make effective the transactions contemplated by this agreement and the Ancillary Agreements as soon as practicable.

12.2	Non-Competition. Seller agrees that Seller shall not, and shall not permit or cause any of its Affiliates to, until the date that is five (5) years after the date of Closing (the “Restricted Period”), directly or indirectly, whether as a partner, stockholder, member, joint venturer, principal, agent, consultant, advisor, service provider or in any other relationship or capacity, on its own behalf or through another person, own, manage, organize, participate in, join, finance, operate or control an enterprise engaged in, or assist, directly or indirectly, another person to own, manage, organize, participate in, join, finance, operate or control an enterprise engaged in, any business activity related to Picture Archiving and Communications Systems (“PACS”) anywhere in the world (“Territory”), including any business activity under development or that is the subject of active planning at any time during the Restricted Period. Notwithstanding the foregoing during the Transition Period of the licence under Section 4, the Seller shall be entitled, itself, to engage in the foregoing activities strictly as permitted by the terms of the licence agreement and not otherwise.

13	Duration and termination

This agreement may be terminated upon written agreement of both Buyer and Seller at any time prior to Closing.

14	Survival and Indemnification

14.1	Survival. On termination or Closing of this agreement for any reason and subject to any express provisions set out elsewhere in this agreement:

(a)	Any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination or Closing of this agreement shall remain in full force and effect (including the irrevocable transfer of the Purchased Assets).

(b)	Termination or Closing of this agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or Closing, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination or Closing.

14.2	Seller’s Indemnification of Buyer Indemnities

(a)	On the terms and subject to the conditions of this Section 14.2, Seller shall indemnify, defend, save and hold harmless from and against, and pay on behalf of and reimburse as and when incurred, Buyer and its Affiliates, and their respective representatives, successors and assigns (collectively, the “Buyer Indemnitees”) for, from and against any and all losses directly or indirectly resulting from, arising out of, suffered, or incurred by any Buyer Indemnitees (regardless of whether or not such losses relate to any Third-Party Claim) in connection with, or otherwise relating to:

(i)	the failure of any representation or warranty made by Seller contained in this agreement, to be true and correct in all respects as of the date such representation or warranty was made or as of the Closing Date;

(ii)	any breach of any covenant by Seller contained in this agreement; or

(iii)	all events, facts, circumstances or other matters directly or indirectly relating to the Purchased Assets during or with respect to any period of time up to the Closing Date.

14.3	Buyer’s Indemnification of Seller Indemnities

(a)	On the terms and subject to the conditions of this Section 14.3, Buyer shall indemnify, defend, save and hold harmless from and against, and pay on behalf of and reimburse as and when incurred, Seller and its Affiliates, and their respective representatives, successors and assigns (collectively, the “Seller Indemnitees”) for, from and against any and all losses directly or indirectly resulting from, arising out of, suffered, or incurred by any Seller Indemnitees (regardless of whether or not such losses relate to any Third-Party Claim) in connection with, or otherwise relating to:

(i)	the failure of any representation or warranty made by Buyer contained in this agreement, to be true and correct in all respects as of the date such representation or warranty was made or as of the Closing Date;

(ii)	any breach of any covenant by Buyer contained in this agreement; or

(iii)	all events, facts, circumstances or other matters directly or indirectly relating to the Purchased Assets during or with respect to any period of time after the Closing Date.

14.4	Third-Party Claims.

(a)	Promptly after an indemnitee receives written notice of, or otherwise discovers facts giving rise to an action or claim that has been or has been threatened to be brought, commenced or asserted by a third party against any indemnitee and that may give rise to an indemnification claim by any indemnitee under this Section 14 (any such actual or possible action or claim by a third party being referred to as a “Third-Party Claim”), the indemnitee shall deliver to the indemnifying party a written notice (the “Claim Notice”) stating (i) in reasonable detail the nature and basis of such Third-Party Claim; (ii) the dollar amount of such Third-Party Claim, to the extent known; and (iii) whether indemnitee is exercising its right to determine and conduct the defense and settlement of such Third-Party Claim in accordance with Section 14.4); provided, however, that a failure to notify or delay in notifying the indemnifying party will not relieve the indemnifying party of its obligations of indemnification, except to the extent that the indemnifying party is prejudiced as a result thereof.

(b)	For any Third-Party Claim:

(i)	The indemnifying party shall conduct the defense or settlement of such Third-Party Claim and: (A) the indemnitee shall be entitled at its own expense to monitor (but not control) such defense; and (B) the indemnifying party shall not enter into any agreement providing for the settlement or compromise of such Third-Party Claim without the prior written consent of the indemnitee (not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise agreement (1) imposes on any indemnitee any obligation, (2) does not provide for a full release of the indemnitees, or (3) involves any admission by any indemnitee of breach, violation, or wrongdoing or any future covenants of the indemnitee (other than covenants of confidentiality relating to the terms of such settlement). Any such settlement or compromise shall not require any indemnitee to admit to any wrongdoing.

(ii)	An indemnitee shall have the right, at its option and expense, to participate in the defense of any Third-Party Claim with counsel chosen by the indemnitee. Furthermore, if the indemnifying party fails to promptly conduct the defense and settlement of such Third-Party Claim in accordance with Section 14.4(b), then an indemnitee shall have the right to assume the defense of any such Third-Party Claim with its own counsel, at the expense of the indemnifying party. The costs and expenses incurred by any indemnitee in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in any losses for which an indemnitee may seek indemnification hereunder. If an indemnitee elects to assume the defense of any such Third-Party Claim, then: (A) the indemnifying party shall be entitled at its own expense to monitor (but not control) such defense; and (B) the indemnitee shall not enter into any agreement providing for the settlement or compromise of such Third-Party Claim without the prior written consent of the indemnifying party (not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise agreement (1) imposes on the indemnifying party any obligation, (2) imposes on the indemnifying party any obligation, other than an obligation to pay monetary damages in an amount less than the limit of the indemnifying party’s obligations hereunder, or (3) involves any admission by the indemnifying party of breach, violation, or wrongdoing or any future covenants of a indemnitee (other than covenants of confidentiality relating to the terms of such settlement).

(c)	Each party to this agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the party conducting the defense and settlement of the applicable Third-Party Claim, as the case may be, in connection with any such Third-Party Claim, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third-Party Claim of which it has assumed the defense, to preserve the confidentiality of all Confidential Information and the attorney-client and work-product privileges.

14.5	Indemnification Procedures.

(a)	An indemnitee shall not be entitled to indemnification under this Section 14 unless such indemnitee has duly delivered a written notice (any such notice being referred to as a “Claim Notice,” and the claim for indemnification described in such Claim Notice being referred to as an “Indemnification Claim”) to the applicable indemnifying party, setting forth (i) a reasonably detailed description of the facts and circumstances giving rise to the alleged inaccuracy in or breach of representation or warranty or breach of covenant or other specific circumstance entitling such Indemnitee to such indemnification; and (ii) the aggregate dollar amount (which may be estimated or described) and, to the extent such information is available to such Indemnitee, the individual items of losses (which may be estimated or described) that are included in the aggregate amount of the losses that have been incurred or are reasonably likely to be incurred by such indemnitee as a result of the inaccuracy or breach or other circumstance referred to in such notice (the aggregate amount of such estimate being referred to as the “Claimed Amount”).

(b)	During the 30-day period commencing upon the receipt by the applicable indemnifying party of a Notice of Claim, the indemnifying party may deliver to the indemnitee that submitted the Notice of Claim a written response (the “Response Notice”) in which the indemnifying party (i) agrees that the full Claimed Amount is owed to such indemnitee; (ii) agrees that part (but not all) of the Claimed Amount is owed to such indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to such indemnitee. Any part of the Claimed Amount that is not agreed by the indemnifying party in the Response Notice to be owed to such indemnitee shall be referred to as the “Contested Amount.” If the indemnitee and the indemnifying party are unable to resolve any dispute relating to any Contested Amount during the 30-day period commencing upon the receipt of the Response Notice by the indemnitee, then such dispute will be resolved in accordance with Section 25.

14.6	Tax Treatment of Indemnification Payments. Any payments made pursuant to this Section 14 shall be treated as an adjustment to the Fees by the parties for Tax purposes, unless otherwise required by law.

15	Further assurance and Communications

15.1	At any time after the date of this agreement, but subject to the terms and conditions hereof, Seller and Buyer shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Seller, as the case may be, and necessary for Buyer or Seller, as the case may be, to satisfy their respective obligations hereunder and to effectuate the intent of this agreement and to provide such other party in all material respects with the intended benefits of this agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Subject to the terms and conditions hereof, Buyer and Seller shall reasonably cooperate to ensure that Buyer has possession of the Purchased Assets after Closing.

16	Waiver

16.1	A waiver of any right or remedy is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.

16.2	A delay or failure to exercise, or the single or partial exercise of, any right or remedy shall not waive that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy.

17	Entire agreement

17.1	This agreement, the Ancillary Agreements (if any) and the Summary of Key Terms constitutes the entire agreement between the parties and supersedes and extinguishes all previous and contemporaneous agreements, promises, assurances and understandings between them, whether written or oral, relating to its subject matter.

17.2	Each party acknowledges that in entering into this agreement it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

17.3	Nothing in this section shall limit or exclude any liability for fraud.

18	Variation

18.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

19	Severance

19.1	If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted but that shall not affect the validity and enforceability of the rest of this agreement.

19.2	If any provision or part-provision of this agreement is deemed deleted under section 19.1, the parties shall negotiate in good faith to agree to a replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision.

20	Counterparts

20.1	This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

20.2	No counterpart shall be effective until each party has delivered to the other at least one executed counterpart.

21	Third-party rights

21.1	Unless it expressly states otherwise, this agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

22	No partnership or agency

22.1	Nothing in this agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

22.2	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

23	Notices

23.1	Any notice given to a party under or in connection with this agreement shall be in writing and shall be:

(a)	delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office (if a company) or its principal place of business (in any other case); or

(b)	sent by email to the following addresses (or an address substituted in writing by the party to be served):

(i)	Seller:

Sonomed Escalon

Richard DePiano, Jr., Chief Executive Officer

rdepianojr@escalonmed.com,

with copy that shall not itself constitute notice to:

Duane Morris LLP

Matthew C. Mousley

mcmousley@duanemorris.com

(ii)	Buyer:

Optos PLC

Ricky McCracken, Group Legal Director

Queensferry House

Carnegie Campus

Dunfermline, Fife, KY11 8GR

with a copy e-mailed to RMcCracken@optos.com

23.2	Any notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the proper address;

(b)	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting; or

(c)	if sent by email, at the time of transmission, or, if this time falls outside Business Hours in the place of receipt, when Business Hours resume.

23.3	This section does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

24	Governing law

24.1	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

25	Jurisdiction

25.1	Each party irrevocably agrees that: (a) the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation that is asserted in a suit or proceeding initiated by Seller and (b) the federal or state courts located in the Commonwealth of Pennsylvania shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation that is asserted in a suit or proceeding initiated by Buyer.

Executed by the parties or their duly authorised representatives on the date of this agreement.

Executed by	)
Escalon Medical Corp	)	/s/ Richard J. DePiano, Jr.
)

Executed by	)
Optos plc	)	/s/ John O’Donnell
)

Annex 1

[***]

Annex 2

Form of License agreement

[***]

Addendum 21 January 2026

Among:

(1) Escalon Medical Corp, incorporated and registered in Pennsylvania, United States of America, having its principal place of business at 435 Devon Park Drive, Suite 824, Wayne, PA 19087, United States (Escalon);

(2) Sonomed, Inc incorporated and registered in New York, United States of America, having its principal place of business at 865 Merrick Avenue, Suite 30S, Westbury, NY 11590, United States (Sonomed);

(3) Sonomed IP Holdings Inc incorporated and registered in Delaware, United States of America, having its principal place of business at 300 Bellevue Parkway, Suite 300, Wilmington, DE 19809, United States (Sonomed IP); and

(4) Optos Public Limited Company, incorporated and registered in Scotland with company number SC139953, whose registered office is at Queensferry House, Carnegie Campus, Dunfermline, Fife, KY11 8GR (Optos).

Introduction

(A) Optos and Escalon entered to an Asset Purchase Agreement dated 22 October 2025 (the Agreement), in respect of which Optos is acquiring the entire right, title and interest in and to the Purchased Assets (as defined in the Agreement);

(B) Sonomed IP is a wholly owned subsidiary of Escalon (as confirmed in the affidavit appended to this Addendum) and Sonomed IP owns some or all of the AXIS Source Code, Materials and Intellectual Property Rights (all as defined in the Agreement) forming part of the Purchased Assets.

(c) To ensure that the intent of the parties is clearly documented, they have agreed to enter into this Addendum.

Now it is agreed

1. The parties acknowledge that under Section 2.4 of the Agreement, upon Closing, all right, title and interest in the Purchased Assets are to vest in Optos. Acknowledging that certain Purchased Assets may be owned by Sonomed IP, each of Escalon, Sonomed and Sonomed IP hereby transfer and assign to Optos, with effect from Closing, their respective entire right, title and interest in and to the Purchased Assets, free from any encumbrance or third party interest, such that the Purchased Assets shall vest absolutely in Optos on the Closing Date.

2. Notwithstanding the warranty in Section 10 of the Agreement, each of Escalon, Sonomed and Sonomed IP warrant that they are the exclusive owners of the Purchased Assets and no other Affiliate of Escalon has any right, title or interest in the Purchased Assets.

3. Each of Sonomed and Sonomed IP undertakes that they shall (if required) perform any or all of the obligations of Escalon relating to the Delivery of the AXIS Source Code and Materials and the provision of know-how as is required to give effect to the terms and intention of the Agreement.

4. Pursuant to (and without prejudice to the generality of) Section 15 of the Agreement each of Escalon, Sonomed and Sonomed IP shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Optos to effectuate the intent of the Agreement and to provide Optos in all material respects with the intended benefits of the Agreement, including to ensure that the entire right, title and interest in and to the Purchased Assets vest in Optos.

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5. Each of Sonomed and Sonomed IP agree to be bound by the following terms of the Agreement, as if they were a party to the Agreement and references to the “Seller” shall be interpreted as a reference to Sonomed and Sonomed IP: (1) Section 8 (Confidentiality); (2) Section 9 (Moral rights); and Section 10 (Warranties).

6. The total liability of Sonomed, Sonomed IP and Escalon (in aggregate) shall be limited in accordance with the agreed limitations on liability under the Agreement.

7. Execution of this Addendum is a condition to payment of Instalment 2 under the Agreement.

8. Except as set out in this Addendum, the terms of the Agreement remain in full force and effect.

Executed by the parties or their duly authorised representatives on the date of this agreement.

Executed by	)
Escalon Medical Corp	)	/s/ Richard J. DePiano, Jr.
)

Executed by	)
Sonomed IP Holdings Inc	)	/s/ Richard J. DePiano, Jr.
)

Executed by	)
Sonomed, Inc	)	/s/ Richard J. DePiano, Jr.
)

Executed by	)
Optos plc	)	/s/ John O’Donnell
)

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